                                                                    News Release

[CHEDAPEAKE LOGO]




                                                   Chesapeake Energy Corporation
                                                                 P. O. Box 18496
                                                         Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
FEBRUARY 20, 2001

                                    CONTACTS:
MARC ROWLAND                                                      TOM PRICE, JR.
EXECUTIVE VICE PRESIDENT                                  SENIOR VICE PRESIDENT-
AND CHIEF FINANCIAL OFFICER                                CORPORATE DEVELOPMENT
(405) 879-9232                                                    (405) 879-9257
--------------------------------------------------------------------------------


                  CHESAPEAKE ENERGY CORPORATION REPORTS RECORD
                  RESULTS FOR FOURTH QUARTER AND FULL YEAR 2000

          Company Posts Fourth Quarter 2000 Net Income of $348 Million,
        Operating Cash Flow of $114 Million and Ebitda of $136 Million on
                Revenue of $211 Million and Production of 33 Bcfe

   Full-Year 2000 Results Reach Record Levels for Net Income of $456 Million,
        Operating Cash Flow of $305 Million and Ebitda of $391 Million on
               Revenue of $628 Million and Production of 134 Bcfe

OKLAHOMA CITY, OKLAHOMA, FEBRUARY 20, 2001 - Chesapeake Energy Corporation (NYSE: CHK) today reported its financial and operating results for the fourth quarter and full-year 2000. During the quarter, Chesapeake generated net income of $348.0 million ($2.28 per basic common share), operating cash flow of $114.4 million ($0.75 per basic common share), and ebitda (operating cash flow plus interest expense) of $136.3 million on revenue of $210.6 million. These results reflect increases over the same period in 1999 of 1,736% in net income, 146% in operating cash flow, 104% in ebitda and 98% in revenue. The results for the 2000 fourth quarter include the reversal of a $265 million deferred tax valuation allowance created in 1997 and 1998 in conjunction with Chesapeake's full-cost ceiling writedowns. Excluding the effect of the valuation allowance reversal, Chesapeake generated fourth quarter 2000 net income of $83.0 million ($0.54 per basic common share), a 338% increase over the comparable period in 1999.

Production for the fourth quarter of 2000 was 32.5 billion cubic feet of natural gas equivalent (bcfe), comprised of 28.5 billion cubic feet of natural gas (bcf) and 652 thousand barrels of oil (mbo). Chesapeake anticipates that its gas production in 2001 will increase by approximately 30% from 2000 production levels because of recent exploratory successes, increased drilling activity and production added from the recently completed Gothic Energy Corporation acquisition.

Average prices realized during the fourth quarter of 2000 were $28.93 per barrel of oil (bo) and $4.90 per thousand cubic feet (mcf) of natural gas, for a gas equivalent price of $4.89 per mcfe. Hedging activities reduced fourth quarter 2000 realizations by $1.98 per bo and $0.15 per mcf, for a total revenue reduction of $5.7 million ($0.18 per mcfe).

The table below summarizes Chesapeake's key statistics during the current quarter and compares them to the third quarter of 2000 and the fourth quarter of 1999:


                                                                           Three Months Ended
                                                             12/31/00            9/30/00           12/31/99
                                                             --------      ------------------      --------
      Average daily production (in mmcfe)                       353                366                369
      Gas as % of total production                               88                 86                 84
      Natural gas production (in bcf)                          28.5               29.1               28.5
      Average realized gas price ($/mcf)                       4.90               3.52               2.22
      Oil production (in mbbls)                                 652                761                910
      Average realized oil price ($/bbl)                      28.93              28.25              20.38
      Natural gas equivalent production (in bcfe)              32.5               33.7               34.0
      Gas equivalent realized price ($/mcfe)                   4.89               3.68               2.41
      General and administrative costs ($/mcfe)                 .11                .10                .10
      Production taxes ($/mcfe)                                 .24                .18                .14
      Lease operating expenses ($/mcfe)                         .41                .35                .28
      Interest expense ($/mcfe)                                 .67                .64                .60
      DD&A of oil and gas properties ($/mcfe)                   .82                .75                .73
      Operating cash flow ($ in millions)                     114.4               83.2               46.4
      Operating cash flow ($/mcfe)                             3.52               2.47               1.37
      Ebitda ($ in millions)                                  136.3              104.9               66.9
      Ebitda ($/mcfe)                                          4.19               3.11               1.97
      Net income ($ in millions)                              348.0               54.7               19.0

                             Full-Year 2000 Results

For the full-year 2000, Chesapeake generated net income of $455.6 million ($3.52 per basic common share), operating cash flow of $304.9 million ($2.36 per basic common share), and ebitda (operating cash flow plus interest expense) of $391.2 million on revenue of $628.0 million. These results reflect increases over 1999's full-year results of 1,268% in net income, 121% in operating cash flow, 79% in ebitda and 77% in revenue. Excluding the affect of the valuation allowance reversal, Chesapeake generated full-year 2000 net income of $190.6 million ($1.48 per basic common share), a 473% increase over 1999.

Production for 2000 was 134.2 bcfe, comprised of 115.8 bcf and 3,068 mbo. Gas production increased 6.6% from 1999's levels as overall production rose 0.5%. Average prices realized during 2000 were $26.39 per bo and $3.36 per mcf, for a gas equivalent price of $3.50 per mcfe. Hedging activities reduced 2000 realizations by $2.69 per bo and $0.19 per mcf, for a total revenue reduction of $30.6 million ($0.23 per mcfe).

The table below summarizes Chesapeake's key statistics during 2000 and compares them to the two prior years' results:



                                                                               Year Ended
                                                             12/31/00           12/31/99           12/31/98
                                                             --------           --------           --------
      Average daily production (in mmcfe)                       367                366                357
      Gas as % of total production                               86                 81                 72
      Natural gas production (in bcf)                         115.8              108.6               94.4
      Average realized gas price ($/mcf)                       3.36               1.97               1.92
      Oil production (in mbbls)                               3,068              4,147              5,976
      Average realized oil price ($/bbl)                      26.39              16.01              12.70
      Natural gas equivalent production (in bcfe)             134.2              133.5              130.3
      Gas equivalent realized price ($/mcfe)                   3.50               2.10               1.97
      General and administrative costs ($/mcfe)                 .10                .10                .15
      Production taxes ($/mcfe)                                 .19                .10                .06
      Lease operating expenses ($/mcfe)                         .37                .35                .39
      Interest expense ($/mcfe)                                 .64                .61                .52
      DD&A of oil and gas properties ($/mcfe)                   .75                .71               1.13
      Operating cash flow ($ in millions)                     304.9              137.9              115.2
      Operating cash flow ($/mcfe)                             2.27               1.03               0.88
      Ebitda ($ in millions)                                  391.2              218.9              183.4
      Ebitda ($/mcfe)                                          2.92               1.64               1.41
      Net income ($ in millions)                              455.6               33.3            (933.9)

            Chesapeake's Reserves and PV-10 Increase to Record Levels

As reported in Chesapeake's February 12, 2001 press release, the company's estimated proved reserves (pro forma for the 301 bcfe acquired in the Gothic Energy Corporation transaction that closed on January 16, 2001) have increased to 1,656 bcfe from 1,206 bcfe as of December 31, 1999, an increase of 37%. Including the 134 bcfe produced during the year, Chesapeake increased its proved reserves by 584 bcfe for a reserve replacement rate of 436%.

Including reserves acquired in the Gothic acquisition, proved developed reserves by volume were 73% of the total, compared to 72% at year-end 1999 and 70% at year-end 1998. Chesapeake's reserve replacement costs for the year were $1.04 per mcfe, compared to $0.65 per mcfe in 1999 and $1.26 per mcfe in 1998.

Using year-end 2000 oil and gas prices of $26.42 per bo and $10.13 per mcf (adjusted by average field differentials of $0.38 per bo and $0.40 per mcf), estimated future net cash flows discounted at 10%, or PV-10, were $7.3 billion, an increase of $6.2 billion from year-end 1999 levels. Oil and gas prices used in last year's PV-10 calculation were $24.71 per bo and $2.25 per mcf.

Using lower projected oil and natural gas prices for 2001 of $24.62 per barrel and $5.10 per mcf instead of higher year-end 2000 prices, Chesapeake's PV-10 would have been $3.5 billion, which is approximately $14.15 per fully diluted common share net of long-term debt.

          Common Shareholders' Equity Increased By $725 Million in 2000

During 2000, Chesapeake significantly improved its balance sheet by increasing common shareholders' equity by approximately $725 million. This amount is comprised of $456 million in net income, $199 million in conversion of preferred stock into common stock and $87 million in common stock used to acquire a portion of Gothic's debt securities, offset by net reductions in equity during the year of $17 million.

              Updated 2001 Forecast and Forward-Looking Statements

The following forecasts and estimates are based on current projections for the company's performance for full-year 2001. These forecasts and estimates are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to the risks and uncertainties identified at the end of this release. Furthermore, these projections do not reflect the potential impact of unforeseen events that may occur subsequent to the issuance of this release.

Chesapeake's 2001 guidance is based on currently projected capital expenditures of $275 million for drilling, leasehold, and seismic expenditures and $100 million for miscellaneous acquisitions. The company projects 2001 production of 175 bcfe (90% gas) and projected per mcfe lease operating expenses of $0.35, production taxes of $0.33, interest costs of $0.60, general and administrative costs of $0.10 and DD&A of oil and gas properties of $0.97. In addition, Chesapeake expects its tax rate to average 40%, of which approximately 95% should be deferred.

If the forecasted targets described above are achieved and if NYMEX oil and gas prices average $25.02 per bo and $5.66 per mcf in 2001 (for a realized per mcfe price of $4.89 per mcfe), Chesapeake expects to generate ebitda of $725 million, operating cash flow of $620 million and net income of $275 million in 2001. The company's 2001 gas price projection of $5.66 per mcf is based on actual NYMEX index prices of $9.91 for January, $6.22 for February and an average of $5.18 for the remaining 10 months of 2001. Currently, the average futures price for the next 10 months is above $5.50 per mcf. During the next 10 months, Chesapeake has hedged approximately 40% of its projected gas production via swaps at an average price of $4.77 per mcf and collars at prices ranging from $4.00 to $6.26. In addition, Chesapeake has hedged approximately 69% of its expected oil production for the next 10 months at an average NYMEX price of $29.72.

                           Georgetown Activity Update

As reported in Chesapeake's February 12, 2001 press release, the company has recently completed the Carl #1-H as its second consecutive significant exploratory well from the Georgetown formation in the Deep Giddings Trend. In addition, the company's third Georgetown Independence well, the Schulte #2-H, has encountered encouraging shows of natural gas while drilling the horizontal lateral and should begin producing next month. Based on the company's current 75,000 net leasehold acres and its plans to increase its Georgetown drilling program to 4-5 rigs, this project has the potential to contribute to significant production, earnings and cash flow growth for Chesapeake.

                               Management Summary

Aubrey K. McClendon, Chesapeake's Chairman and Chief Executive Officer, commented, "The continuing strength of natural gas prices reflects the critically important role natural gas plays in the U.S. economy. In the past five years, the increasingly technology-driven U.S. economy has developed a rapidly growing need for additional supplies of electricity, most of which will be generated through the consumption of natural gas. Unfortunately, the pricing of natural gas during the past 15 years has not appropriately reflected its inherent value in today's economy. With annual demand increasing 3-4%, reported 4th quarter 2000 supply increasing less than 1%, and annual depletion rates running above 25%, today's strong gas prices are likely to continue for at least the next several years. Our successful repositioning of Chesapeake as a large, lower-risk, long reserve life Mid-Continent natural gas producer at a time when prices and demand are at 20-year highs has provided the company with an excellent base to build on for the future."

                           Conference Call Information

Chesapeake's management invites your participation in a conference call tomorrow, Wednesday, February 21 at 9:00 a.m. EST to discuss the contents of this release. Please call 913-981-5509 between 8:50 and 9:00 am EST tomorrow if you would like to participate in the call. For those unable to participate, the call will also be available over the Internet by visiting our home page at chkenergy.com and clicking on the link under Shareholder Information or by going directly to www.vcall.com. In addition, a replay will also be available by calling 719-457-0820 between 11:00 a.m. CST Wednesday, February 21 through midnight Wednesday, February 28. The passcode for this call is 620633.



The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Chesapeake Energy Corporation's business and prospects, are subject to a number of risks, including production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the United States Securities and Exchange Commission, including those discussed under Risk Factors in the proxy statement/prospectus dated November 1, 2000 for the Gothic acquisition, a form of which is included in our registration statement on Form S-4 (file no. 333-47330).

Chesapeake Energy Corporation is the 10th largest independent natural gas producer based in the U.S. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and producing property acquisitions in the Mid-Continent region of the United States. The company's Internet address is www.chkenergy.com.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                       ($ in 000's, except per share data)
                                   (unaudited)


THREE MONTHS ENDED:                                         December 31, 2000                    December 31, 1999
                                                       ----------------------------        ----------------------------
                                                           $               $/Mcfe              $               $/Mcfe
                                                       ----------        ----------        ----------        ----------
REVENUES:
   Oil and gas sales                                      158,685              4.89            81,846              2.41
   Oil and gas marketing sales                             51,961              1.60            24,391              0.72
                                                       ----------        ----------        ----------        ----------
     Total revenues                                       210,646              6.49           106,237              3.13
                                                       ----------        ----------        ----------        ----------
OPERATING COSTS:
   Production expenses                                     13,263              0.41             9,376              0.28
   Production taxes                                         7,709              0.24             4,824              0.14
   General and administrative                               3,580              0.11             3,449              0.10
   Oil and gas marketing expenses                          49,726              1.53            23,724              0.70
   Depreciation, depletion, and amortization
    of oil and gas properties                              26,704              0.82            24,842              0.73
   Depreciation and amortization of other assets            1,930              0.06             1,832              0.05
                                                       ----------        ----------        ----------        ----------
      Total operating costs                               102,912              3.17            68,047              2.00
                                                       ----------        ----------        ----------        ----------

INCOME FROM OPERATIONS                                    107,734              3.32            38,190              1.13
                                                       ----------        ----------        ----------        ----------

OTHER INCOME (EXPENSE):
   Interest and other income                                  (77)               --             2,036              0.06
   Interest expense                                       (21,899)            (0.68)          (20,483)            (0.60)
                                                       ----------        ----------        ----------        ----------

                                                          (21,976)            (0.68)          (18,447)            (0.54)
                                                       ----------        ----------        ----------        ----------

Income Before Income Taxes                                 85,758              2.64            19,743              0.59
Income Tax Expense (Benefit)                             (262,287)            (8.09)              789              0.02
                                                       ----------        ----------        ----------        ----------
NET INCOME                                                348,045             10.73            18,954              0.57

Preferred Stock Dividends                                    (570)            (0.02)           (4,278)            (0.13)
Gain on Redemption of Preferred Stock                          --                --                --                --
                                                       ----------        ----------        ----------        ----------
Net Income Available to Common Shareholders               347,475             10.71            14,676              0.44
                                                       ==========        ==========        ==========        ==========

Earnings Per Common Share - Basic                            2.28                --              0.15                --
                                                       ==========        ==========        ==========        ==========

Earnings Per Common Share - Assuming Dilution                2.12                --              0.14                --
                                                       ==========        ==========        ==========        ==========

Average Common Shares and Common
Equivalent Shares Outstanding
    Basic                                                 152,533                --            96,250                --
    Diluted(1)                                            164,520                --           102,220                --

Operating Cash Flow(2)                                    114,392              3.52            46,417              1.37
                                                       ==========        ==========        ==========        ==========

EBITDA(3)                                                 136,291              4.20            66,900              1.97
                                                       ==========        ==========        ==========        ==========

Thousands of barrels of oil (MBbl)                            652               (28%)             910
Millions of cubic feet of gas (MMcf)                       28,544                 0%           28,492
Millions of cubic feet of gas equivalents (MMcfe)          32,456                (4%)          33,952
MMcfe per day                                                 353                (4%)             369

Average price/barrel                                   $    28.93                42%       $    20.38
Average price/Mcf                                      $     4.90               121%       $     2.22
Average gas equivalent price/Mcfe                      $     4.89               103%       $     2.41
                                                       ----------        ----------        ----------



(1) Earnings per share assuming dilution for the three months ended December 31, 2000, includes the effect of dilutive stock options, and includes the effect of the assumed conversion of all preferred stock as of the beginning of the period.

For the three months ended December 31, 1999, the diluted shares outstanding included the effect of dilutive stock options, but not the effect of the assumed conversion of convertible preferred shares into common shares as this would have been antidilutive.

(2)  Income before income tax and depreciation, depletion and amortization.

(3) Earnings before income tax, interest expense, and depreciation, depletion and amortization.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                       ($ in 000's, except per share data)
                                   (unaudited)



TWELVE MONTHS ENDED:                                        December 31, 2000                     December 31, 1999
                                                       -----------------------------        ------------------------------
                                                           $               $/Mcfe               $                $/Mcfe
                                                       -----------       -----------        -----------        -----------
REVENUES:
   Oil and gas sales                                       470,170              3.50            280,445               2.10
   Oil and gas marketing sales                             157,782              1.18             74,501               0.56
                                                       -----------       -----------        -----------        -----------
     Total revenues                                        627,952              4.68            354,946               2.66
                                                       -----------       -----------        -----------        -----------
OPERATING COSTS:
   Production expenses                                      50,085              0.37             46,298               0.35
   Production taxes                                         24,840              0.19             13,264               0.10
   General and administrative                               13,177              0.10             13,477               0.10
   Oil and gas marketing expenses                          152,309              1.14             71,533               0.54
   Depreciation, depletion, and amortization
     of oil and gas properties                             101,291              0.75             95,044               0.71
   Depreciation and amortization of other assets             7,481              0.05              7,810               0.06
                                                       -----------       -----------        -----------        -----------
      Total operating costs                                349,183              2.60            247,426               1.86
                                                       -----------       -----------        -----------        -----------

INCOME FROM OPERATIONS                                     278,769              2.08            107,520               0.80
                                                       -----------       -----------        -----------        -----------

OTHER INCOME (EXPENSE):
   Interest and other income                                 3,649              0.03              8,562               0.06
   Interest expense                                        (86,256)            (0.64)           (81,052)             (0.61)
                                                       -----------       -----------        -----------        -----------
                                                           (82,607)            (0.61)           (72,490)             (0.55)
                                                       -----------       -----------        -----------        -----------

Income Before Income Taxes                                 196,162              1.47             35,030               0.25
Income Tax Expense (Benefit)                              (259,408)            (1.93)             1,764               0.01
                                                       -----------       -----------        -----------        -----------
NET INCOME                                                 455,570              3.40             33,266               0.24

Preferred Stock Dividends                                   (8,484)            (0.06)           (16,711)             (0.13)
Gain on Redemption of Preferred Stock                        6,574              0.04                 --                 --
                                                       -----------       -----------        -----------        -----------
Net Income Available to Common Shareholders                453,660              3.38             16,555               0.11
                                                       ===========       ===========        ===========        ===========

Earnings Per Common Share - Basic                             3.52                --               0.17                 --
                                                       ===========       ===========        ===========        ===========

Earnings Per Common Share - Assuming Dilution                 3.01                --               0.16                 --
                                                       ===========       ===========        ===========        ===========

Average Common Shares and Common
Equivalent Shares Outstanding
     Basic                                                 128,993                --             97,077                 --
     Diluted(1)                                            151,564                --            102,038                 --

Operating Cash Flow(2)                                     304,934              2.27            137,884               1.03
                                                       ===========       ===========        ===========        ===========

EBITDA(3)                                                  391,190              2.92            218,936               1.64
                                                       ===========       ===========        ===========        ===========

Thousands of barrels of oil (MBbl)                           3,068               (26%)            4,147
Millions of cubic feet of gas (MMcf)                       115,771                 7%           108,610
Millions of cubic feet of gas equivalents (MMcfe)          134,179                 1%           133,492
MMcfe per day                                                  367                 0%               366

Average price/barrel                                   $     26.39                65%        $    16.01
Average price/Mcf                                      $      3.36                71%        $     1.97
Average gas equivalent price/Mcfe                      $      3.50                67%        $     2.10
                                                       -----------        -----------        -----------

(1) Earnings per share assuming dilution for the twelve months ended December 31, 2000, includes the effect of dilutive stock options, and includes the effect of the assumed conversion of all preferred stock as of the beginning of the period.

For the twelve months ended December 31, 1999, the diluted shares outstanding included the effect of dilutive stock options, but not the effect of the assumed conversion of convertible preferred shares into common shares as this would have been antidilutive.

(2) Income before income tax and depreciation, depletion and amortization.

(3) Earnings before income tax, interest expense, and depreciation, depletion and amortization.